Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 30, 1996, appearing in the 1996 Annual Report to Stockholders of Data General Corporation, which is incorporated by reference in the Annual Report on Form 10-K for the year ended September 28, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 21 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/PRICE WATERHOUSE LLP
Boston, Massachusetts
June 27, 1997